Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of June 22, 2012, is by and among Wok Parent LLC, a Delaware limited liability company (“Parent”), Wok Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Purchaser and the Company entered into that certain Agreement and Plan of Merger dated as of May 1, 2012 (the “Merger Agreement”);

WHEREAS, Purchaser commenced the Offer on May 15, 2012;

WHEREAS, Parent, Purchaser and the Company now intend to amend certain provisions of the Merger Agreement as set forth herein; and

WHEREAS, the respective Boards of Directors of Purchaser, Parent and the Company have approved the execution and delivery of this Amendment on behalf of Purchaser, Parent and the Company, as applicable, and the Company hereby reaffirms the Company Board Recommendation.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser, and the Company agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.

SECTION 2. Amendments to Merger Agreement.

2.1 Section 1.1(d) is hereby amended by adding a new third sentence to read as follows:

“In addition, notwithstanding anything in this Agreement to the contrary, (i) Purchaser shall have the right in its sole discretion to extend (or re-extend) the Offer and expiration date beyond any Expiration Date for one or more periods, in consecutive increments of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) and (ii) if, at any Expiration Date, all of the Offer Conditions have been satisfied or, to the extent waivable in accordance with the terms hereof, have been waived by Purchaser or Parent, but the Debt Financing (or, in the case alternative debt financing has been obtained in accordance with Section 5.13(d) for all the Debt Financing, such alternative debt financing) has not been received by Purchaser or Parent or would not be received by Purchaser or Parent in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, and the Acceptance Time has not occurred and neither Purchaser nor Parent has exercised the right to extend

(or re-extend) the Offer in accordance with clause (i) above prior to such time as required by applicable Law, the Company shall have the right to require Purchaser to extend the Offer beyond the Expiration Date if the Proxy Statement Clearance Date has not occurred prior to such Expiration Date; provided, however, that, if, at any Expiration Date, all of the Offer Conditions have been satisfied or, to the extent waivable in accordance with the terms hereof, have been waived by Purchaser or Parent and the Debt Financing (or, in the case alternative debt financing has been obtained in accordance with Section 5.13(d) for all the Debt Financing, such alternative debt financing) has been received by Purchaser or Parent or would be received by Purchaser or Parent in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, Purchaser or Parent shall only have a one-time right to extend the Offer pursuant to clause (i) above and such extension shall be for a period of not less than five (5) Business Days; and provided, further, that in no event shall Purchaser be required to extend the Offer beyond the Outside Date or, if earlier, the date that is five (5) Business Days following the Proxy Statement Clearance Date.”

2.2 The Financing Proceeds condition is hereby deleted. Accordingly, Section (c) of Annex A of the Merger Agreement shall be amended in its entirety to read: “[Intentionally Omitted.]” All other references in the Merger Agreement to the Financing Proceeds Condition are hereby deleted.

SECTION 3. Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

SECTION 4. Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Amendment or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Amendment is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

SECTION 5. Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

SECTION 6. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

SECTION 7. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Merger Agreement.

SECTION 8. Applicable Law; Jurisdiction. This Amendment and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Amendment or the negotiation, validity or performance of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Amendment or the negotiation, validity or performance of this Amendment shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AMENDMENT.

SECTION 9. Entire Agreement. This Amendment and the Merger Agreement, including the exhibits and annexes thereto, the Company Disclosure Letter, the documents and instruments relating to the Offer and the Merger referred to in this Amendment and the Merger Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Amendment and the Merger Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

WOK PARENT LLC

By:	/s/ Jason Mozingo
Name: Jason Mozingo
Title: President

WOK ACQUISITION CORP.

By:	/s/ Jason Mozingo
Name: Jason Mozingo
Title: President

P.F. CHANG’S CHINA BISTRO, INC.

By:	/s/ Richard L. Federico
Name: Richard L. Federico
Title: Chief Executive Officer

[AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]